Exhibit 99

          FOR IMMEDIATE RELEASE:

          SOUTHBURY, CONNECTICUT, September 9, 1994 -- Amdura Corporation (NYSE:ADU) today announced that a settlement in principle has been reached between Amdura and representatives of the plaintiff class in the case of Saul Jones v. Amdura Corporation, et al. (United States District Court for the District of Colorado, Case No. 90-F-167, consolidated with Case No. 90-F-500). The Jones case, filed in January 1990, purported to have been brought on behalf of a class of persons who purchased Amdura's preferred or common stock during certain periods prior to Amdura's filing of a voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code, and alleged claims under the Securities Exchange Act of 1934 to the effect that Amdura's public business and financial disclosures were materially false or misleading during those periods. Pursuant to an order issued by Judge John L. Kane, Jr. of the United States District Court for the District of Colorado on August 3, 1994 (the effectiveness of which has been stayed) in an appeal by the plaintiff class of certain bankruptcy orders, certain bankruptcy proofs of claim in the Jones case which had been disallowed by the Bankruptcy Court prior to the October 1991 effectiveness of the confirmation of Amdura's bankruptcy Plan of Reorganization were to be reconsidered, and the Bankruptcy Court's order confirming the Plan was to be reversed.

          Under the settlement in principle, Amdura would pay $500,000 in cash and issue approximately 615,385 shares of its common stock.

          The settlement in principle is subject to a number of substantive and procedural conditions, including the execution of a definitive Settlement Stipulation, preliminary approval by the District Court, mailing of Notices of Settlement to claimants, and final approval of the settlement by the District Court. Amdura anticipates that completion of these procedures will occur over the next three to six months, with the proceeds of the settlement being distributed to holders of proved claims thereafter.

          The parties have filed a joint motion with Judge Kane, requesting that the stay of the implementation of his order reinstating the class action claims and reversing the confirmation of Amdura's Plan of Reorganization be extended to October 12, 1994. During the extension, the parties would conclude a definitive Settlement Stipulation and implement the formal settlement approval procedures described above.
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          Amdura Corporation, headquartered in Southbury, Connecticut, operates primarily through The Crosby Group, Inc. and The Harris Waste Management Group, Inc. Crosby, headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories for use in energy, construction, manufacturing, marine and transportation applications. Harris, headquartered in Peachtree City, Georgia, is engaged in manufacturing and marketing equipment for plastic, paper and ferrous and non-ferrous scrap metal processing, as well as waste recycling and solid waste disposal.

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          FOR FURTHER INFORMATION, CONTACT:

          C. David Bushley - Amdura Corporation
          phone: (203) 262-0570

          Ann B. Hance - Abernathy MacGregor Scanlon
          phone: (212) 371-5999